Exhibit 99.1

COMPANY CONTACT

Sean Mahoney

(240) 744-1150

FOR IMMEDIATE RELEASE

DIAMONDROCK HOSPITALITY COMPLETES $200 MILLION UNSECURED CREDIT FACILITY

BETHESDA, MD – November 26, 2012 – DiamondRock Hospitality Company (the "Company") (NYSE: DRH) announced today that it successfully amended and restated its $200 million senior unsecured credit facility. The amended facility pricing grid has been significantly reduced and the facility now matures in January 2018, inclusive of a one-year extension option, which is subject to certain customary conditions. The amended facility also includes an accordion feature to expand up to $400 million, subject to lender consent.

“We are extremely pleased to lower our borrowing costs, extend the maturity date and create additional financial flexibility. We appreciate the continued support from our lenders,” stated Sean M. Mahoney, Chief Financial Officer of DiamondRock Hospitality Company.

The interest rate on the new facility is determined in accordance with a pricing grid ranging from 175 to 275 basis points over LIBOR, based on the Company’s ratio of net indebtedness to EBITDA. This new pricing grid represents a 50 to 75 basis point reduction from the previous pricing grid, and, as a result of this amendment, the interest rate is currently 190 basis points over LIBOR. The Company also lowered the unused facility fees and modified certain financial covenants. The Company currently has $105 million in outstanding borrowings under the facility.

The new facility was co-led by Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated who acted as Joint Lead Arrangers and Joint Bookrunners.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties. The Company owns 27 premium hotels with approximately 11,600 rooms and holds the senior mortgage loan on another premium hotel. The Company’s hotels are generally operated under globally recognized brands such as Hilton, Marriott, and Westin. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.